Exhibit 12.2

June 9, 2021

Board of Directors

Oak View National Bank

128 Broadview Avenue

Warrenton, VA 20186

Re:	Federal Income Tax Opinion – Exchange of Stock of Oak View National Bank for Stock of Oak View Bankshares, Inc.

Ladies and Gentlemen:

You have requested our opinion as to certain federal income tax consequences of the proposed exchange (the “Share Exchange”) of all of the shares of common stock of Oak View National Bank (“Bank”) for shares of common stock of Oak View Bankshares, Inc. (“Holding Company”) pursuant to the Agreement and Plan of Share Exchange by and between the Bank and the Holding Company, dated May 27, 2020 (the “Agreement”). Any capitalized term used and not defined herein has the meaning given to it in the Agreement. The Share Exchange is further described in the Offering Statement on Form 1-A prepared by the Bank with respect to the Share Exchange (the “Offering Statement”). This opinion letter is being provided to be filed with the Offering Statement.

FACTS:

The Bank is a Virginia banking corporation that conducts a commercial banking business from its main office located at 128 Broadview Avenue in Warrenton, Virginia. The Holding Company was organized under Virginia law for the sole purpose of becoming the holding company of the Bank.

The Holding Company was incorporated under Virginia law on May 21, 2021. It has no material assets or liabilities and has not conducted any business. Prior to the Effective Time of the Share Exchange, the Holding Company will not acquire any material assets, incur any material liabilities or conduct any business, except to perform its obligations under the Plan. The Holding Company has one hundred shares of stock issued and outstanding, which are held by the Bank. In connection with the Share Exchange, the Holding Company will issue approximately 2,956,157 shares of its common stock, which has a par value of $1.00 per share (the “Holding Company Common Stock”).

Pursuant to the Agreement, each outstanding share of common stock of the Bank, which has a par value of $1.00 per share (the “Bank Common Stock”), will be exchanged for one share of Holding Company Common Stock. Then the outstanding one hundred shares of common stock of the Holding Company formerly held by the Bank will be redeemed. After the consummation of the Share Exchange, the Bank will continue its existing business and operations as a wholly-owned subsidiary of the Holding Company.

In connection with the opinion rendered below, we have reviewed and relied upon (i) the Agreement; (ii) the Offering Statement; and (iii) such other documents as we have deemed necessary or appropriate for purposes of this opinion letter (the documents referred to in clauses (i), (ii), and (iii) hereof are referred to, collectively, as the “Share Exchange Documents”). With respect to various factual matters material to our opinion, we have relied upon a certificate of the Chief Financial Officer of the Bank (the “Certificate”). We have assumed the correctness of the factual matters contained in the Share Exchange Documents and the Certificate and have made no independent investigation for the purpose of confirming that such matters are correct.

Oak View National Bank

June 9, 2021

We have assumed that: (i) all signatures on all documents submitted to us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals thereof, all information submitted to us is accurate and complete, and all persons executing and delivering originals or copies of documents examined by us are competent to execute and deliver such documents; (ii) the Share Exchange will be consummated as contemplated in the Agreement, without waiver of any material provision thereof; (iii) the Share Exchange will be reported by the Bank and the Holding Company on income tax returns in a manner consistent with the opinion set forth below; and (iv) the Certificate is true and accurate in all material respects as of the Effective Time. If any of such assumptions is untrue for any reason, or if the Share Exchange and the other transactions specified in the Agreement are not consummated in accordance with the provisions of the Agreement and as described in the Share Exchange Documents, our opinion set forth below may be adversely affected and may not be relied on.

OPINION:

Based solely upon the documents and assumptions set forth above and conditioned upon the initial and continuing accuracy of the factual representations set forth in the Certificate as of the date hereof and as of the Effective Time, and subject to the assumptions, limitations and qualifications set forth herein and in the Offering Statement, the discussion contained in the Offering Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as it presents legal conclusions with respect to matters of United States federal income tax law, accurately sets forth the material United States federal income tax consequences of the Merger, and constitutes the opinion of Williams Mullen.

In rendering our opinion, we have considered the applicable provisions of the Code and its legislative history, the Treasury Regulations promulgated thereunder, judicial decisions, and current administrative rulings and practices of the Internal Revenue Service, all as in effect on the date of this opinion letter. These authorities may be amended or revoked at any time. Any such changes may or may not be retroactive with respect to transactions entered into or contemplated prior to the effective date hereof and could significantly alter the conclusions reached in this opinion letter. There is no assurance that legislative, judicial, or administrative changes will not occur in the future. We assume no obligation to update or modify this opinion letter to reflect any changes in law or regulation or other developments that may occur after the date of this opinion letter. Our opinion are limited to the matters expressly stated herein. No opinion is implied or may be inferred beyond such matters.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinion set forth herein or that, if challenged by the Internal Revenue Service, such opinion will be sustained by a court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/offering circular included in the Offering Circular. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

/s/ WILLIAMS MULLEN